Exhibit 8.1

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, GA 30309-3521
Tel: +1 404 572 4600
Fax: +1 404 572 5100
www.kslaw.com
June 6, 2025
Cousins Properties Incorporated
Cousins Properties LP
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326-4802
Ladies and Gentlemen:
We have acted as United States federal income tax counsel for Cousins Properties Incorporated, a Georgia corporation (the “Guarantor”), and Cousins Properties LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the offering by the Operating Partnership of $500,000,000 aggregate principal amount of 5.250% Senior Notes due 2030 (the “Notes”) and the guarantee thereof (the “Guarantee”) by the Guarantor. The Notes will be issued pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 8, 2024, and a prospectus supplement relating to the Notes, dated May 28, 2025 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being rendered at the request of the Guarantor and the Operating Partnership and relates to certain U.S. federal income tax matters.
In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Operating Partnership and the Guarantor.
Based upon the foregoing and subject to the other limitations and qualifications set forth herein, we are of the opinion that, the discussion set forth in the Registration Statement and the Prospectus Supplement, under the captions “Certain Federal Income Tax Considerations” and

Cousins Properties Incorporated
Cousins Properties LP
June 6, 2025

“Certain Material U.S. Federal Income Tax Considerations,” respectively, insofar as such discussion purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects, subject to the limitations and qualifications stated in such discussion.
The opinion expressed herein is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service (the “IRS”), and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Guarantor, the Operating Partnership, and the investors in the securities thereof. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Our opinion is not binding on the IRS or any court. Accordingly, no complete assurance can be given that the IRS will not challenge our opinion or that a court will not agree with the IRS.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.
We hereby consent to the filing of this opinion as Exhibit 8.1 to a Current Report on Form 8-K that you will file on the date hereof to be incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ King & Spalding LLP